Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of 8x8, Inc. pertaining to the 8x8 Inc. Amended and Restated 1996 Employee Stock Purchase Plan of our report dated May 31, 2016, relating to the consolidated financial statements of 8x8, Inc., and the effectiveness of internal control over financial reporting of 8x8 Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California
June 21, 2016